UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Real Goods Solar, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION — DATED MARCH 30, 2015

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 12, 2015

To our shareholders:

We will hold a special meeting of shareholders of Real Goods Solar, Inc. (“we”, “us”, “our”, or “RGS Energy”), a Colorado corporation, on May 12, 2015, at 12:00 p.m. local time, at the Marriott Courtyard located at 948 West Dillon Road, Louisville, CO 80027 for the following purposes:

1. to approve a reverse stock split of all of the outstanding shares of our Class A common stock, par value $0.0001 per share, at a specific ratio within a range from one-for-two to one-for-twenty and to grant authorization to our board of directors to determine, in its sole discretion, the specific ratio and the timing of the reverse stock split at any time before May 12, 2016;

2. a proposal to approve the adjournment of the special meeting, if necessary to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal 1;

3. to transact such other business as may properly come before our special meeting, or any adjournment(s) or postponement(s) thereof.

Our board of directors has fixed the close of business on March 23, 2015, as the record date for determining our shareholders entitled to notice of, and to vote at, this special meeting. A complete list of our shareholders entitled to vote at this special meeting will be available for inspection by our shareholders upon written request before this special meeting showing a proper purpose during normal business hours at our Louisville, Colorado office and subject to satisfaction of other requirements set forth in our bylaws. Only shareholders of record on March 23, 2015 are entitled to notice of, and to vote at, this special meeting and any adjournments or postponements thereof.

We are furnishing proxy materials to our shareholders primarily by the Internet. On             , 2015, we expect to commence mailing our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2015 proxy statement. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your special meeting materials by mail, the proxy statement and proxy card from our board of directors were enclosed. If you received your special meeting materials via email, the email contained voting instructions and links to the proxy statement on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of this special meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Our shareholders are cordially invited to attend this special meeting in person.

By Order of the Board of Directors,

March , 2015
Dennis Lacey, Chief Executive Officer and Acting Principal Financial Officer

YOUR VOTE IS IMPORTANT

We urge you to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-690-6903, or

•	by mailing us an executed proxy card.

If you hold our shares with a broker, you may also be eligible to vote via the Internet or by telephone if your broker participates in the proxy voting program provided by Broadridge Investor Communication Services.

PRELIMINARY COPY SUBJECT TO COMPLETION — DATED MARCH 30, 2015

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

AMENDMENT NO. 1

TO

PRELIMINARY PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 12, 2015

We are furnishing this proxy statement and the accompanying proxy card to our shareholders in connection with the solicitation of proxies by and on behalf of our board of directors for use at the special meeting of shareholders to be held on Tuesday, May 12, 2015, starting at 12:00 p.m. local time, at the Marriot Courtyard in Louisville, Colorado at 948 West Dillon Road, Louisville, CO 80027 and at any adjournment(s) or postponement(s) thereof. This proxy statement, the accompanying proxy card and the Notice of Internet Availability of Proxy Materials are first being mailed or given to our shareholders on or about             , 2015. The address of our principal executive offices is 833 West South Boulder Road, Louisville, Colorado 80027.

PURPOSE OF SPECIAL MEETING

At the special meeting, our shareholders will be asked: (i) to approve a reverse stock split of all of the outstanding shares of our Class A common stock, par value $0.0001 per share, at a specific ratio within a range from one-for-two to one-for-twenty and to grant authorization to our board of directors to determine, in its sole discretion, the specific ratio and the timing of the reverse stock split at any time before May 12, 2016; (ii) to approve the adjournment of the special meeting, if necessary to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal 1; and (iii) to transact such other business as may properly be brought before the special meeting. Our board of directors recommends a vote “FOR” the approval of the reverse stock split and “FOR” the approval of the adjournment of the special meeting, if necessary, as further described herein.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding votes eligible to be cast by our Class A common stock and Class B common stock is necessary to constitute a quorum at the special meeting. Only shareholders of record at the close of business on the record date, March 23, 2015 (the “Record Date”), will be entitled to notice of, and to vote at, the special meeting. As of the Record Date, there were 78,247,949 shares of our Class A common stock, par value $0.0001, and no shares of our Class B common stock, par value $0.0001, outstanding and entitled to vote. Holders of our Class A common stock as of the record date are entitled to one vote for each share held. The holders of our common stock will vote together as a single class. Cumulative voting is not permitted for any purpose. Once a quorum is present, the affirmative vote of a majority of the votes cast on Proposal 1 shall be the act of the shareholders. Approval of Proposal 2 requires the affirmative vote of a majority of the votes represented by the holders of our Class A common stock at the special meeting, whether or not a quorum exists.

As of March 23, 2015 Riverside Renewable Energy Investment LLC (“Riverside”) holds approximately 10.0%, of the currently outstanding shares of our Class A common stock. Because of its voting rights, Riverside will be able to exert influence over matters requiring approval by our shareholders at the special meeting.

On February 26, 2015 Riverside, the members of our board of directors and our officers entered into a voting agreement as further described herein in which they agreed to vote all of their shares of Class A common stock “FOR” the reverse stock split as described herein.

All shares of our Class A common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with properly executed instructions indicated in the proxies. Abstentions and broker non-votes will have no effect on the result of the vote, although they will count towards the presence of a quorum for this special meeting. Any shareholder executing a proxy has the power to revoke the proxy at any time before its exercise. A proxy may be revoked before exercise by (a) filing with us a written revocation of the proxy, (b) appearing at the special meeting and voting in person, (c) voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on May 11, 2015 (only your latest telephone or Internet proxy is counted), or (d) submitting to us a duly executed proxy bearing a later date.

If you are a beneficial owner of shares held in “street name” by a brokerage firm, you will provide voting instructions to the broker. In the event that you do not instruct the broker how to vote your shares, such broker may in its discretion chose to vote such uninstructed shares on “routine” matters only. We believe that Proposal 1 to approve the reverse stock split and Proposal 2 to approve the adjournment of the special meeting, if necessary, are “routine” matters under applicable rules, and as such, if you do not instruct your broker how to vote your shares, your broker may in its discretion, vote the uninstructed shares either “FOR” or “AGAINST” Proposal 1 and Proposal 2.

We are using the Securities and Exchange Commission’s “E-Proxy” rules and furnishing proxy materials to our shareholders primarily by the Internet. On             , 2015, we expect to commence mailing our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement for this special meeting. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your special meeting materials by mail, the proxy statement and proxy card from our board of directors were enclosed. If you received your special meeting materials via email, the email contained voting instructions and links to the proxy statement on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of this special meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

This proxy statement, the proxy card and voting instructions are being made available to shareholders at www.proxyvote.com. You may also request a printed copy of this proxy statement and the proxy card by any of the following methods: (a) telephone at 1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.

We will bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies. In addition, our officers, directors and employees may solicit proxies by written communication or telephone. These persons will receive no special compensation for any solicitation activities. We have retained the services of MacKenzie Partners, Inc., a professional solicitation firm, as proxy solicitor for this special meeting. We expect to pay MacKenzie Partners, Inc. approximately $7,500 for the services it will perform as proxy solicitor in connection with this special meeting. Further, we will reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify MacKenzie Partners, Inc. against certain liabilities relating to or arising out of the engagement.

UNLESS THE SHAREHOLDER GRANTING THE PROXY SPECIFIES A DIFFERENT VOTE, IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AS DESCRIBED IN PROPOSAL 1 AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF THE PROXIES AS DESCRIBED IN PROPOSAL 2.

PROPOSAL 1

APPROVAL OF A REVERSE STOCK SPLIT

(Item No. 1 on Proxy Card)

Our board of directors has adopted resolutions approving, declaring advisable and recommending that our shareholders approve a reverse stock split of all of our outstanding shares of our Class A common stock at a specific ratio within a range from one-for-two to one-for-twenty (the “Reverse Stock Split”). If approved by our shareholders, Proposal 1 would permit (but not require) our board of directors to affect the Reverse Stock Split at any time before May 12, 2016 by a ratio of not less than one-for-two and not more than one-for-twenty with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.

We believe that enabling our board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our shareholders. In determining a ratio, if any, following the receipt of shareholder approval, our board of directors will consider, among other things, factors such as:

•	the minimum price per share requirements of The NASDAQ Capital Market;

•	the historical trading price and trading volume of our Class A common stock;

•	the number of shares of our Class A common stock outstanding;

•	the then-prevailing trading price and trading volume of our Class A common stock and the anticipated impact of the Reverse Stock Split on the trading market for our Class A common stock;

•	business developments affecting us; and

•	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

On December 15, 2014, we received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying us that for the 30 consecutive business days preceding the letter, the bid price of our Class A common stock had closed below the minimum $1.00 per share requirement for continued inclusion on NASDAQ, based on NASDAQ Rule 5550(a)(2). We have 180 calendar days, or until June 15, 2015, to regain compliance, and may be eligible for an additional 180 day compliance period thereafter. However, if we are not able to cure the deficiency during this second compliance period, or if we are otherwise not eligible, the NASDAQ staff will provide notice that our Class A common stock will be subject to delisting from the NASDAQ Capital Market.

On February 26 and 27, 2015 we closed a securities offering (the “2015 Offering”) of units consisting of our Class A common stock and Series A, B, C, D and E Warrants to purchase shares of Class A common stock (collectively, the “2015 Warrants”). Pursuant to the terms of the Securities Purchase Agreement we entered into in connection with the 2015 Offering (the “Purchase Agreement”) and the 2015 Warrants, we are required to seek shareholder approval of a reverse stock split in an effort to regain compliance with NASDAQ Rule 5550(a)(2). We are required to seek shareholder approval once each quarter until our shareholders approve the Reverse Stock Split and to affect the Reverse Stock Split within five business days after obtaining shareholder approval.

Our board of directors believes that a reverse stock split is desirable for the following reasons:

Regain Compliance with NASDAQ Listing Rule 5550(a)(2). To regain compliance, the bid price of our Class A common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days any time before the expiration of the grace periods described above. Our board of directors has concluded that, absent a significant market-driven increase in our stock price, the best way for us to increase the closing bid price of our Class A common stock to the level satisfactory for meeting the continued listing requirements of NASDAQ is to affect the Reverse Stock Split. We believe that listing our Class A common stock on NASDAQ improves the marketability and liquidity of our Class A common stock by making it available to a broader range of potential investors. If our Class A common stock was delisted from The NASDAQ Capital Market, we believe this would reduce the volume of shares traded and increase the volatility of our stock price. We believe that the Reverse Stock Split will be sufficient to satisfy the minimum $1.00 per share requirement for continued inclusion on NASDAQ. However, following the Reverse Stock Split, there can be no assurance that the market price of our Class A common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split Class A common stock can be maintained at the minimum per share bid price required by NASDAQ.

Increased Share Price. A reverse stock split may increase the trading price of shares of our Class A common stock, potentially making them more attractive to investors. In particular, many institutional investors are only able to own shares of common stock that meet minimum share price thresholds.

Reduced Number of Shares Issued and Outstanding. As of the Record Date, we had 78,247,949 shares of Class A common stock issued and outstanding and we were obligated to issue approximately 55.1 million additional shares of Class A common stock upon exercise or conversion of outstanding options, warrants and agreements, based on the current terms of such securities and agreements. Further, the terms of the Purchase Agreement and the 2015 Warrants require us to maintain a minimum reserve of shares of our Class A common stock for issuance upon exercise of the 2015 Warrants. At time of the closing of the 2015 Offering, we did not have a sufficient number of shares of Class A common stock authorized and available for future issuance to meet the minimum reserve requirement. Therefore, the terms of the Purchase Agreement require us to seek shareholder approval to increase the number of shares of Class A common stock authorized for issuance under our articles of incorporation in an amount sufficient to meet the minimum reserve requirement. In connection with the closing of the 2015 Offering, our board of directors also voluntarily reduced the number of shares of Class A common stock reserved for issuance under our 2008 Long Term Incentive Plan to allow more shares to be reserved for issuance upon exercise of the 2015 Warrants. As a result, the number of awards we are able to grant under our 2008 Long Term Incentive Plan is currently limited to 1,000,000 shares of Class A common stock. As a result of the foregoing, we do not currently have any shares of Class A common stock available to use for possible future financings, acquisitions, business combinations, stock distributions or other purposes.

We are not planning to change the number of Class A common stock authorized in our articles of incorporation in connection with the Reverse Stock Split. If effected, the Reverse Stock Split will reduce the number of issued and outstanding shares of Class A common stock and, therefore, make available more shares of our Class A common stock for future issuances in connection with exercise of the 2015 Warrants, our 2008 Long Term Incentive Plan, future capital raises, and other business purposes. Following, for example, a one-for-twenty reverse stock split, we would have approximately 3.9 million shares outstanding, approximately 2.8 million shares issuable upon exercise or conversion of outstanding options, warrants and agreements, based on the current terms of such securities and agreements, and approximately 143.3 million shares available for issuance. Furthermore, if we affect the Reverse Stock Split, we believe we will be able to meet the minimum reserve requirement under the Purchase Agreement and the 2015 Warrants and, therefore, would not need to seek shareholder approval to increase the number of shares of Class A common stock authorized for issuance under our articles of incorporation.

Our board of directors will have the authority, subject to applicable securities laws and, to the extent applicable, securities exchange listing requirements, to issue all authorized and unissued shares without further shareholder approval, upon such terms and conditions as our board of directors deems appropriate. Other than with respect to outstanding options and warrants, we do not presently have any definitive agreement(s) to issue any shares of Class A common stock available as a result of the Reverse Stock Split.

Reduced Shareholder Transaction Costs. Because investors typically pay commissions based on the number of shares traded when they buy or sell shares of our Class A common stock, investors may pay lower commissions for trading a given dollar amount of our Class A common stock if the Reverse Stock Split occurs.

Effects of the Reverse Stock Split

After the effective date of the proposed Reverse Stock Split, each shareholder will own a reduced number of shares of our Class A common stock. As of the Record Date, approximately 78,247,949 shares of our Class A common stock were issued and outstanding. The table below illustrates and exemplifies, as of the Record Date, the number of outstanding shares of Class A common stock that would result from the Reverse Stock Split at a ratio of one-for-five, one-for-ten, one-for-fifteen and one-for-twenty (including whole shares that are issued in lieu of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Class A Common Stock Following the Reverse Stock Split (in millions)	Percent Reduction in Number of Outstanding Shares of Class A Common Stock Following the Reverse Stock Split
one-for-five	15.7	80%
one-for-ten	7.8	90%
one-for-fifteen	5.2	92.5%
one-for-twenty	3.9	95%

When implemented, the number of shares of our Class A common stock owned by each of our shareholders will be reduced by the same proportion as the reduction in the total number of shares of our Class A common stock outstanding. The Reverse Stock Split will affect all holders of our Class A common stock uniformly and will not affect any shareholder’s percentage ownership or voting interest in our company (except for shareholders receiving one whole share for a fractional share interest). None of the rights currently accruing to holders of our Class A common stock will be affected by the Reverse Stock Split. The Reverse Stock Split will also not affect the ability of our board of directors to designate preferred stock, and the par value and authorized number of shares of preferred stock will not be adjusted as a result of the Reverse Stock Split. Neither the authorized but unissued shares of Class A common stock nor the par value for our Class A common stock will adjust as a result of the Reverse Stock Split.

Shareholders should also recognize that once the Reverse Stock Split is effected, they will own a fewer number of shares than they currently own (a number equal to the quotient of the number of shares owned immediately before the Reverse Stock Split divided by, for example, 20, assuming a ratio of one-for-twenty). While we expect that the Reverse Stock Split will result in an increase in the per share price of our Class A common stock, the Reverse Stock Split may not increase the per share price of our Class A common stock in proportion to the reduction in the number of shares of our Class A common stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse stock splits for companies in similar circumstances is varied. We cannot predict the effect of the Reverse Stock Split upon the market price over an extended period and, in some cases, the market value of a company’s common stock following a reverse stock split declines.

Once the Reverse Stock Split is affected, and should the per-share price of our Class A common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of our Class A common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Further, an effect of the existence of authorized but unissued capital stock may be to enable our board of directors to render more difficult, or to discourage an attempt, to obtain control of our company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal was not in our best interests, such shares could be issued by our board of directors without shareholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. We do not have any current plans, proposals, or arrangements to propose any amendments to our articles of incorporation or bylaws that would have a material anti-takeover effect. Further, we have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our Class A common stock or obtain control of our company, nor is it a plan by management to recommend a series of similar actions to our board of directors or our shareholders. The board of directors does not intend for any of these transactions to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Moreover, as a result of the Reverse Stock Split, some shareholders may own less than 100 shares of our Class A common stock. A purchase or sale of less than 100 shares, known as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than 100 shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares of Class A common stock.

No fractional shares of post-Reverse Stock Split Class A common stock will be issued to any shareholder. In lieu of any such fractional share interest, each holder of pre-Reverse Stock Split Class A common stock who would otherwise be entitled to receive a fractional share of post-Reverse Stock Split Class A common stock will receive one whole share of Class A common stock for each fractional share.

Effects of the Reverse Stock Split on Outstanding Options and Warrants to Purchase Class A Common Stock

If the Reverse Stock Split is effected, any outstanding options or warrants entitling their holders to purchase shares of our Class A common stock will be proportionately reduced by our board of directors in the same ratio as the reduction in the number of shares of outstanding Class A common stock. The terms of the respective options and warrants will determine how any fractional shares resulting from such reduction will be handled, except, to extent necessary to comply with the requirements of Code Section 409A, any fractional shares resulting from such reduction will be rounded down to the nearest whole share. Correspondingly, the per share exercise price of such options or warrants will be increased in direct proportion to the Reverse Stock Split ratio determined by the board of directors, so that the aggregate dollar amount payable for the purchase of the shares subject to such securities will remain unchanged.

Effects of the Reverse Stock Split on Our 2008 Long Term Incentive Plan

With respect to the number of shares authorized for issuance under our 2008 Long Term Incentive Plan, our board of directors will proportionately reduce the number of authorized shares in accordance with the terms of the 2008 Long Term Incentive Plan. As of the Record Date there were                 6,704,237 shares of Class A common stock authorized for issuance under the 2008 Long Term Incentive Plan, of which                     4,190,606 remained available for future awards. Following the Reverse Stock Split, if effected, the number of authorized shares under the 2008 Long Term Incentive Plan will be reduced in direct proportion to the Reverse Stock Split ratio determined by our board of directors.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, real estate investment trusts, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares in connection with employment or other performance of services, broker-dealers, foreign entities, nonresident alien individuals, U.S. expatriates and tax-exempt entities. This summary also assumes that the shares of Class A common stock are held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Pursuant to the Reverse Stock Split, each holder of our Class A common stock outstanding immediately before the effectiveness of the Reverse Stock Split will become the holder of fewer shares of our Class A common stock after consummation of the Reverse Stock Split.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, other than with respect to any shareholder that receives one whole share for each fractional share (as described below), a shareholder generally will not recognize gain or loss by reason of such shareholder’s receipt of post-Reverse Stock Split shares pursuant to the Reverse Stock Split solely in exchange for pre-Reverse Stock Split shares held by such shareholder immediately before the Reverse Stock Split. Subject to the following discussion regarding a shareholder’s receipt of a whole post-Reserve Stock Split share in exchange for a fractional share, a shareholder’s aggregate tax basis in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split will equal the shareholder’s aggregate basis in pre-Reverse Stock Split shares exchanged therefor and will be allocated among the post-Reverse Stock Split shares received in the Reverse Stock Split on a pro-rata basis.

A shareholder may recognize gain or loss from the disposition of a fractional pre-Reverse Stock Split share in exchange for a whole post-Reverse Stock Split share, which may affect its adjusted basis in such whole share received. The treatment of the exchange of a fractional share for a whole share in the Reverse Stock Split is not clear. We intend to treat the issuance to a shareholder of a whole share in exchange for a fractional share as a nontaxable event, but there can be no assurance that the Internal Revenue Service would not contend, or that a court would not find, that a shareholder should recognize gain or loss on its receipt of a whole share in exchange for a fractional share. If you are a shareholder who receives a whole post-Reverse Stock Split share pursuant to the Reverse Stock Split solely in exchange for a fractional pre-Reverse Stock Split share, you should consult your tax advisor regarding the tax consequences of the Reverse Stock Split.

Shareholders who have used the specific identification method to identify their basis in the pre-Reverse Stock Split shares held immediately before the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares received in exchange therefor in the Reverse Stock Split. A shareholder’s holding period in the post-Reverse Stock Split shares received pursuant to the Reverse Stock Split will generally include the shareholder’s holding period in the pre-Reverse Stock Split shares surrendered in exchange therefor, provided the pre-Reverse Stock Split shares surrendered are held as capital assets at the time of the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect the par value of our Class A common stock per share, which will remain $0.0001 par value per share. As a result, on the effective date of the Reverse Stock Split, if effected, the stated capital on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per-share net income or loss will be higher because there will be fewer shares of Class A common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split.

Exchange Act Matters

Our Class A common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split, if implemented, will not affect the registration of our Class A common stock under the Exchange Act or our reporting or other requirements thereunder. Our Class A common stock is currently quoted on The NASDAQ Capital Market under the symbol “RGSE” and we expect that our Class A common stock would continue to be quoted on The Nasdaq Capital Market. We would also obtain a new CUSIP number for the Class A common stock at the time of the Reverse Stock Split, which would be reflected on new stock certificates issued by us and in electronic entry systems. We must also provide NASDAQ with at least 15 calendar days advance notice of the effective date of the Reverse Stock Split in compliance with Rule 10b-17 under the Exchange Act.

Effective Date

The Reverse Stock Split, if approved by our shareholders, would become effective upon our board of directors determining to effect the Reverse Stock Split. On the effective date of the Reverse Stock Split, shares of Class A common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the shareholders, into new shares of Class A common stock in accordance with the Reverse Stock Split ratio determined by the board of directors. As soon as practical after the effective date, the shareholders will be notified that the Reverse Stock Split has been effected.

In addition, our board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split.

Effect on Registered and Beneficial Shareholders

Upon the Reverse Stock Split, the Company intends to treat shareholders holding shares of our Class A common stock in “street name” (that is, held through a bank, broker, custodian or other nominee) in the same manner as shareholders of record whose shares of Class A common stock are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Class A common stock in “street name;” however, these banks, brokers, custodians or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Class A common stock with a bank, broker, custodian or other nominee, and have any questions in this regard, we encourage you to contact your bank, broker, custodian or other nominee.

Effect on “Book-Entry” Shareholders of Record

Certain of our shareholders of record may hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders will not have stock certificates evidencing their ownership of our Class A common stock. They are, however, provided with a statement reflecting the number of shares of Class A common stock registered in their accounts.

If you hold registered pre-Reverse Stock Split shares in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of post-Reverse Stock Split shares you hold.

Exchange of Stock Certificates

Some shareholders of record hold their shares of our Class A common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our Class A common stock are held in certificate form, our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time of the Reverse Stock Split, a letter of transmittal will be sent to our shareholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time of the Reverse Stock Split, any certificates formerly representing pre-Reverse Stock Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Stock Split shares.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

No shareholder will have appraisal or dissenter’s rights with respect to the Reverse Stock Split and Proposal 1.

Interests of our Officers and Directors in Proposal 1

We do not believe that our officers or directors have interests in Proposal 1 that are different from or greater than those of any other of our shareholders.

Vote Required

Approval of this Proposal 1 requires the affirmative vote of a majority of the votes cast “FOR” and “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” and “AGAINST” are included, while abstentions and broker non-votes will have no effect on the outcome of this proposal. Unless instructions to the contrary are specified in a properly executed and returned proxy, the proxy holders will vote the proxies received by them “FOR” this Proposal 1.

In connection with our 2015 Offering, members of our board of directors, our officers and Riverside, our largest shareholder, entered into a voting agreement in which they have agreed to vote all of their shares of Class A common stock “FOR” this Proposal 1.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 TO APPROVE THE PROPOSED REVERSE STOCK SPLIT

PROPOSAL 2

ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

(Item No. 2 on Proxy Card)

Our shareholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary for the purpose of soliciting additional proxies in favor of Proposal 1, if there are not sufficient votes at the time of the special meeting to approve and adopt Proposal 1. If this adjournment proposal is approved, our board of directors could adjourn the special meeting to any date it chooses. In addition, our board of directors could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies at any time prior to their use do not need to submit new proxies unless they desire to change their voting instructions. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes represented by the holders of our Class A common stock at the special meeting, whether or not a quorum exists. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Unless instructions to the contrary are specified in a properly executed and returned proxy, the proxy holders will vote the proxies received by them “FOR” this Proposal 2.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information with respect to the beneficial ownership of our Class A common stock as of March 23, 2015 (except as noted) for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in our proxy statement for our 2014 annual meeting of shareholders, and (iv) all current directors and executive officers as a group. As of March 23, 2015, there were 78,247,949 shares of our Class A common stock and no shares of our Class B common stock outstanding.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership (1)	Percent of Class
Riverside Renewable Energy Investments, LLC	(2)	7,830,647	10.01%
Columbia Wanger Asset Management, LLC	(3)	5,225,000	6.68%
Columbia Acorn Fund	(3)	5,000,000	6.37%
Dennis Lacey		—	—
Kamyar (Kam) Mofid	(4)	190,000	*
Anthony DiPaolo		—	—
David L. Belluck	(5)	7,935,507	10.14%
Pavel Bouska	(6)	63,193	*
Ian Bowles	(7)	76,801	*
Steven B. Kaufman	(8)	127,776	*
John Schaeffer	(9)	41,944	*
Robert L. Scott	(10)	143,275	*
All directors and executive officers as a group (9 persons)	(11)	8,578,496	10.92%

*	Indicates less than 1% ownership.
(1)	This table is based upon information supplied by officers, directors and principal shareholders directly to Real Goods Solar or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the SEC. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include stock options exercisable and restricted stock vesting within 60 days after March 23, 2015.
(2)	According to a report on Schedule 13D filed with the SEC on January 12, 2012. David L. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities. Mr. Belluck and Riverside share voting and investment power over these securities. The address for Riverside Renewable Energy Investments, LLC is c/o Riverside Renewable Energy Investments, LLC 699 Boylston Street, Boston, MA 02116.
(3)	According to a report on Schedule 13G/A filed with the SEC on February 11, 2015 by Columbia Wanger Asset Management, LLC and Columbia Acorn Trust. Columbia Wanger Asset Management, LLC is an investment adviser and the securities are owned by Columbia Acorn Trust and various other investment companies and managed accounts. Columbia Wanger Asset Management, LLC disclaims beneficial ownership over the securities. Columbia Acorn Trust has sole voting and investment power over 5,000,000 shares of the Class A common stock. The address for Columbia Wagner Asset Management, LLC and Columbia Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(4)	Consists of 190,000 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(5)	Consists of 7,830,647 shares of our Class A common stock beneficially owned by Riverside, 79,861 shares of our Class A common stock, 16,667 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 8,332 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2015. Mr. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities beneficially owned by Riverside. Mr. Belluck and Riverside share voting and investment power over the securities beneficially owned by Riverside.
(6)	Consists of 38,194 shares of our Class A common stock, 16,667 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 8,332 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2015.
(7)	Consists of 51,802 shares of our Class A common stock, 16,667 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 8,332 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2015.
(8)	Consists of 102,777 shares of our Class A common stock, 16,667 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 8,332 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2015.
(9)	Consists of 37,778 shares of our Class A common stock, and 4,166 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2015.
(10)	Consists of 118,276 shares of our Class A common stock, 16,667 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 8,332 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2015.
(11)	Includes Messrs. Lacey, DiPaolo, Belluck, Bouska, Bowles, Kaufman, Mofid, Schaeffer, and Scott. As of the date of the table above, neither Mr. Lacey nor Mr. DiPaolo beneficially owns any shares of our Class A common stock nor any shares issuable within 60 days thereafter.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the Securities and Exchange Commission and our bylaws. For shareholder proposals to be considered for inclusion in our proxy statement and proxy card relating to the 2015 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act, they must be received by us not later than May 22, 2015, if the 2015 annual meeting is held on or within 30 days of October 30, 2015. In the event that we elect to hold our 2015 annual meeting more than 30 days before or after October 30, 2015, such shareholder proposals would have to be received by us a reasonable time before we begin to print and send our proxy materials for the 2015 annual meeting. Such proposals must contain specified information, including, among other things, information as would be required to be included in a proxy statement under Securities and Exchange Commission rules.

In addition, under the terms of our bylaws, shareholders who desire to present a proposal for action or to nominate directors (other than proposals to be included in our proxy statement and proxy card pursuant to Rule 14a-8 promulgated under the Exchange Act) at the 2015 annual meeting of shareholders must provide notice in writing of such proposal or nomination to us no earlier than July 11, 2015 and no later than August 5, 2015, unless the date of the 2015 annual meeting is changed by more than 30 days from October 30, 2014. In the event that we elect to hold our 2015 annual meeting more than 30 days before or after October 30, 2015, such shareholder proposals would have to be received by us not less than 50 nor more than 75 days before the meeting; provided, however, that in the event that we provide less than 60 days’ notice or prior public disclosure (which shall include disclosure included within any filing we make with the Securities and Exchange Commission) of the date of such meeting to shareholders, shareholders must provide notice in writing of such proposal or nomination to us not later than the close of business on the 10th day following the date on which we provided such notice or public disclosure of the date of such meeting, whichever occurred first. Shareholder notices must contain the information required by Article II, Section 7 of our bylaws.

All proposals or other notices should be addressed to us at 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Secretary, Real Goods Solar, Inc.

If we do not have notice of a matter to come before an annual meeting at least 45 days before the first anniversary of the date on which we first sent our proxy materials for the prior year’s annual meeting of shareholders (unless the annual meeting in question is held more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders), your proxy card for such annual meeting will confer discretionary authority to vote on such matter. In the event that we elect to hold an annual meeting more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders, your proxy for such annual meeting will confer discretionary authority to vote on such matter if we do not have notice of such matter a reasonable time before we begin to send our proxy materials for such annual meeting.

Generally, Colorado law provides that only business within the purpose or purposes descried in the notice for a special meeting of shareholders may be conducted as such special meeting. If we do not have notice of a matter properly brought before a special meeting under Colorado law a reasonable time before the solicitation for such special meeting, your proxy card for such special meeting will confer discretionary authority to vote on such matter.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or if any shareholders who share an address are receiving multiple copies of annual reports, proxy statements or Notices of Internet Availability of Proxy Statements and wish to receive a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please contact Broadridge, either by calling 800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. You can also contact us by calling 303-222-3600.

We will provide without charge to any beneficial owner of our Class A common stock as of the record date a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, upon written or oral request at the following address and telephone number: Real Goods Solar, Inc., 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, (303) 222-8400. We will also provide a list briefly describing any exhibits not contained in our Annual Report on Form 10-K and will furnish a copy of any exhibit not contained therein to a requesting shareholder upon payment of a fee to reimburse our reasonable expenses in furnishing such exhibit.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to our Board of Directors, c/o Corporate Secretary, Real Goods Solar, Inc., 833 West South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the Chairman of the board of directors or to any specific director to whom the correspondence is directed.

OTHER MATTERS

Generally, Colorado law provides that only business within the purpose or purposes descried in the notice for a special meeting of shareholders may be conducted as such special meeting. Our management does not intend to present, and has no information as of the date of preparation of this proxy statement that others will present, any business at the special meeting, other than business pertaining to matters set forth in the notice of special meeting and this proxy statement. However, if other matters requiring the vote of the shareholders properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY, OR TO VOTE BY THE INTERNET OR BY TELEPHONE PROMPTLY, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

PRELIMINARY PROXY CARD

REAL GOODS SOLAR, INC. 833 W. SOUTH BOULDER ROAD LOUISVILLE, CO 80027 ATTN: Paul Anderson

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2. For Against Abstain

1 To approve the Reverse Stock Split. 0 0 0

2 To approve the adjournment of the Special Meeting, if necessary to solicit additional proxies, in the event that there are 0 0 0 not sufficient votes at the time of the Special Meeting to approve Proposal 1.

NOTE: In the discretion of the proxies, on such other business as may properly come before the meeting and at any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted, FOR proposals 1 and 2, in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

51160 For address change/comments, mark here. 0

. (see reverse for instructions)

. 0 . 0 R1 _ 1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000236220 partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

REAL GOODS SOLAR, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS ON MAY 12, 2015

The Special Meeting of the Shareholders of Real Goods Solar, Inc. (the “Company”) will be held on Tuseday, May 12, 2015 at 12:00 P.M. Mountain Time, at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027.

The undersigned, having received the notice of the Special Meeting, hereby constitutes and appoints Dennis Lacey, Alan Fine and Paul Anderson, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Special Meeting scheduled to be held on May 12, 2015, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of the Company’s Class A common stock, which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

R1.0.0.51160 Address change/comments:

2 _

0000236220 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side